Exhibit 99.1
Post Holdings Announces Closing of Exchange Offer for
7.375% Senior Notes Due 2022

St. Louis, Missouri - January 11, 2013 - Post Holdings, Inc. (NYSE:POST) has announced the closing of an exchange offer pursuant to which it offered to exchange up to $1,025,000,000 in aggregate principal amount of its 7.375% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the “new notes”), for an equal aggregate principal amount of its outstanding 7.375% Senior Notes due 2022 (the “original notes”).
The original notes were issued on February 3, 2012 and October 25, 2012 in transactions exempt from registration under the Securities Act. The terms of the new notes are substantially identical to the terms of the original notes, except that the new notes have been registered under the Securities Act, are not subject to restrictions on transfer, and do not entitle their holders to registration rights or special interest.
The exchange offer expired Monday, January 7, 2013, and as of 5:00 p.m., New York time on Thursday, January 10, 2013, all of the outstanding old notes, including those submitted pursuant to notices of guaranteed delivery, had been tendered for exchange.

This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to buy any security. The exchange offer was made only pursuant to a prospectus dated November 27, 2012 and related exchange documents, including a letter of transmittal, that were filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 (File No. 333-184867). The Registration Statement was declared effective by the Securities and Exchange Commission on November 26, 2012.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company's founding in 1895. Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post's portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Pia Koster, Director, Investor Relations
(314) 644-7678 (POST)